Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THE FIRST QUARTER OF 2013;
PROVIDES OPERATIONS UPDATE

•	Record quarterly production of 10.35 MMBOE, an average of 115.0 MBOE/d; production at the top of the quarterly guidance range of 110 - 116 MBOE/d

•	Quarterly GAAP net income of $16.7 million, or $0.25 per diluted share; adjusted net income of $55.3 million, or $0.82 per diluted share

•	Record quarterly EBITDAX of $328.8 million represents 10% sequential growth over fourth quarter of 2012 and 27% growth over first quarter of 2012

•	New ventures leasehold expanding significantly with expected additions in East Texas and the Powder River Basin

DENVER, CO April 30, 2013 - SM Energy Company (NYSE: SM) announces its financial results for the first quarter of 2013 and provides an operations update. In addition, a new presentation concerning the Company's first quarter earnings and operations update will be posted on the Company's website at www.sm‑energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on May 1, 2013. Information for the call can be found below.

FIRST QUARTER 2013 RESULTS

SM Energy reported net income for the first quarter of 2013 of $16.7 million, or $0.25 per diluted share. This compares to net income of $26.3 million, or $0.39 per diluted share, for the same period of 2012. Adjusted net income for the first quarter of 2013 was $55.3 million, or $0.82 per diluted share, compared to adjusted net income of $32.8 million, or $0.48 per diluted share, for the same period of 2012. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and are generally items whose timing and/or amount cannot be reasonably estimated. The table below presents a summary of the adjustments made to arrive at adjusted net income:

Adjusted Net Income Reconciliation
(in thousands, except per share data)

Reconciliation of net income (GAAP) to adjusted net income (Non-GAAP):
	For the Three Months Ended March 31,
	2013	2012

Reported net income (GAAP)	$16,727	$26,336
Adjustments, net of tax: (1)
Change in Net Profits Plan liability	(1,188)	2,470
Unrealized derivative loss	26,139	4,798
(Gain) loss on divestiture activity (2)	354	(917)
Impairment of properties	13,279	89

Adjusted net income (Non-GAAP)	$55,311	$32,776

Diluted weighted-average common shares outstanding:	67,521	67,845

Adjusted net income per diluted common share:	$0.82	$0.48

(1) For the three-month period ended March 31, 2013, adjustments are shown net of tax using the Company's effective rate; calculated by dividing income tax expense by income before income taxes on the consolidated statement of operations. For the three-month period ended March 31, 2012, adjustments are shown net of tax and are calculated using a tax rate of 37.3%, which approximates the Company's statutory tax rate for that period, as adjusted for ordinary permanent differences.

(2) (Gain) loss on divestiture activity is included within the other operating revenues line item of the accompanying statements of operations.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") was $328.8 million for the first quarter of 2013, a record level and an increase of 27% from $259.0 million for the same period of 2012.

Adjusted net income and EBITDAX are non-GAAP financial measures. Please refer to the respective reconciliations in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

Total operating revenues for the first quarter were $484.2 million compared to $377.4 million for the same period of 2012, a 28% increase from period to period. The table below provides the average realized prices received by product for the Company, as well as the adjusted prices received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for the Three Months Ended March 31, 2013
	Before the effect of derivative cash settlements	After the effect of derivative cash settlements

Oil ($/Bbl)	$91.67	$91.30
Gas ($/Mcf)	$3.57	$3.90
Natural gas liquids ($/Bbl)	$36.65	$37.80
Equivalent ($/BOE)	$45.38	$46.51

The table below presents key performance measures and metrics, as well as previously provided guidance for the first quarter of 2013:

Production	Reported	1Q13 Guidance

Average daily production (MBOE/d)	115.0	110 - 116
Total production (MMBOE)	10.35	9.9 - 10.4

Costs
LOE ($/BOE)	$5.28	$4.68 - $4.92
Transportation ($/BOE)	$4.58	$4.32 - $4.50
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.0%	5.0% - 5.5%

G&A - Cash ($/BOE)	$2.15	$2.40 - $2.58
G&A - Cash NPP ($/BOE)	$0.37	$0.30 - $0.42
G&A - Non-cash ($/BOE)	$0.60	$0.60 - $0.72
Total G&A ($/BOE)	$3.12	$3.30 - $3.72

DD&A ($/BOE)	$19.20	$19.20 - $20.40

For the first quarter of 2013, SM Energy reported record production volumes near the top of its guidance range and approximately 2% above the midpoint of the Company's guidance range. The Company reported quarterly LOE per unit costs above its guidance range due to higher than expected LOE costs in its Tredway and non-operated Eagle Ford programs. Transportation expense was also above its guidance range for the quarter on a per unit basis largely due to non-operated Eagle Ford truck or pay shortfalls for NGLs. Cash G&A was lower than the Company's guidance range due to lower than expected compensation and general corporate expenses. DD&A and production taxes were within their respective guidance range.

FINANCIAL POSITION AND LIQUIDITY

At the end of the first quarter of 2013, SM Energy had total long-term debt outstanding of approximately $1.5 billion. A summary of the Company's long-term debt is shown in the table below:

Schedule of long-term debt
($ in millions)

Debt Issue	Amount outstanding at March 31, 2013
Revolving credit facility	$430
Senior Notes due 2019	350
Senior Notes due 2021	350
Senior Notes due 2023	400
Total	$1,530

On April 12, 2013, the Company's bank group redetermined its borrowing base, increasing it to $1.9 billion from $1.55 billion at December 31, 2012. SM Energy also increased its commitments under its credit facility to $1.3 billion, up from $1.0 billion at year-end 2012. At the end of the first quarter, the Company had $430 million drawn against its credit facility. As of March 31, 2013, the Company's debt to twelve month trailing EBITDAX was 1.4 times, and SM Energy's debt-to-

book capitalization ratio was 52%. As of the end of the first quarter, SM Energy was in compliance with all of the covenants associated with its long-term debt.

OPERATIONS UPDATE

Production
SM Energy reported quarterly production of 10.35 MMBOE, resulting in average daily production of 115.0 MBOE per day for the first quarter of 2013, near the top of the guidance range of 110 to 116 MBOE per day. Reported average daily production increased by 5% from quarterly production of 109.9 MBOE per day in the fourth quarter of 2012. Reported production in the first quarter was comprised of 30% oil/condensate, 18% NGLs, and 52% natural gas. The Company expects its product mix to be 50% liquids by year-end 2013.

Eagle Ford Shale
The Company's operated net production in the Eagle Ford shale averaged 51.8 MBOE per day in the first quarter of 2013, a 15% sequential increase over fourth quarter of 2012 production of 45.2 MBOE per day. Average daily production in the first quarter from the Company's operated Eagle Ford shale program increased 74% over the first quarter of 2012. During the first quarter of 2013, SM Energy operated five drilling rigs on its operated Eagle Ford shale acreage and made 28 flowing completions.

In the non-operated portion of the Company's Eagle Ford shale program, net production for the first quarter of 2013 averaged 16.0 MBOE per day, an increase of approximately 3% over the fourth quarter of 2012. The operator ran nine drilling rigs during the first quarter of 2013.

Bakken / Three Forks
SM Energy operated four drilling rigs during the first quarter of 2013 in its Bakken/Three Forks program, and expects to release two of these rigs and contract for one more efficient walking rig during the second quarter of 2013. The Company continues to focus its drilling on the Bakken and Three Forks formations in its Raven/Bear Den and Gooseneck prospects in McKenzie, Williams and Divide Counties, North Dakota. First quarter average daily production for the Company's Bakken/Three Forks program was 12.2 MBOE per day, a 3% sequential increase from the fourth quarter of 2012 and an 18% increase from the first quarter of 2012. During the quarter, the Company made 11 gross flowing completions on its operated Bakken/Three Forks program.

Permian Basin
In the Permian Basin, SM Energy operated three drilling rigs during the first quarter of 2013, with two of the rigs focused on the Company's approximately 66,000 net acre position, targeting the Mississippian Limestone in the northern Midland Basin and a third rig focused on the Bone Spring formation in the Delaware Basin. The Company recently completed the Roy 1803H (SM 100% WI), a long-lateral Mississippian test, which had a peak 12-day average production rate of approximately 990 BOE/d. Results from this and additional recent long-lateral Mississippian tests will be discussed in more detail on the Company's first quarter of 2013 earnings call.

East Texas
SM Energy expects to have approximately 150,000 total net acres in its new East Texas play upon the consummation of various transactions, which are expected to close during the second quarter of 2013. The Company's acreage position is located primarily in Walker, San Jacinto, Polk, and Washington Counties, Texas. SM Energy continues to add acreage in this exploratory play where it previously announced a Woodbine test well earlier this year. SM Energy expects to drill additional test wells in the play targeting primarily Woodbine and Eagle Ford shale intervals in the second half of 2013.

Powder River Basin
SM Energy has recently entered into a purchase agreement which, after closing, will increase its position in the Powder River Basin to approximately 105,000 net acres. This transaction is expected to close during the second quarter of 2013. This will be an approximately 40,000 net acre increase to its previously disclosed position in the basin. The Company is currently focusing on the Frontier, Sussex, and Shannon formations on its acreage position. Results from the Company's recent testing in the basin will be discussed in more detail on the Company's first quarter of 2013 earnings call.

UPDATED PRODUCTION AND PERFORMANCE GUIDANCE

The Company is providing updated production and performance guidance for second quarter and full year 2013 in the table below:

Guidance for 2013
	2Q13	FY2013
Production (MMBOE)	10.5 - 11.0	42.8 - 44.5
Average daily production (MBOE/d)	115 - 121	117 - 122

LOE ($/BOE)	$5.00 - $5.25	$5.00 - $5.30
Transportation ($/BOE)	$4.65 - $4.90	$4.95 - $5.25
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.0% - 5.5%	5.0% - 5.5%

G&A - Cash ($/BOE)	$2.25 - $2.45	$2.25 - $2.45
G&A - Cash NPP ($/BOE)	$0.35 - $0.50	$0.35 - $0.50
G&A - Non-cash ($/BOE)	$0.75 - $0.90	$0.60 - $0.75
Total G&A ($/BOE)	$3.35 - $3.85	$3.20 - $3.70

DD&A ($/BOE)	$19.20 - $20.40	$19.20 - $20.40

Effective income tax rate range		38.0% - 38.6%
% of income tax that is current		<5%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters for May 1, 2013, at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). The call participation number is 877-445-0811 and the conference ID number is 55776538. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 55776538. International participants can dial 617‑401-8115 to take part in the conference call, using the conference ID number 55776538, and can access a replay of the call at 404-537-3406, using conference ID number 55776538. Replays can be accessed through May 15, 2013.

This call is being webcast live and can be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through May 15, 2013.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction, including, but not limited to, our announced transactions in East Texas and the Powder River Basin; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions including, but not limited to, our announced transactions in East Texas and the Powder River Basin; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2012 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.
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ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at
www.sm-energy.com.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2013

Guidance Comparison
	For the Three Months Ended March 31, 2013
	Actual	Guidance Range

Average daily production (MBOE per day)	115.0	110 - 116
Total production (MMBOE)	10.35	9.9 - 10.4

Lease operating expense (per BOE)	$5.28	$4.68 - $4.92
Transportation expense (per BOE)	$4.58	$4.32 - $4.50
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	5.0%	5.0% - 5.5%

General and administrative - Cash (per BOE)	$2.15	$2.40 - $2.58
General and administrative - Cash related to Net Profits Plan (per BOE)	$0.37	$0.30 - $0.42
General and administrative - Non-cash (per BOE)	$0.60	$0.60 - $0.72
Total General and administrative (per BOE)	$3.12	$3.30 - $3.72

Depreciation, depletion, and amortization (per BOE)	$19.20	$19.20 - $20.40

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2013

Production Data	For the Three Months Ended March 31,
	2013	2012	Percent Change

Average realized sales price, before the effects of
derivative cash settlements:
Oil (per Bbl)	$91.67	$90.67	1%
Gas (per Mcf)	3.57	2.90	23%
NGL (per Bbl)	36.65	44.67	(18)%
Equivalent (per BOE)	$45.38	$42.92	6%

Average realized sales price, including the effects of
derivative cash settlements:
Oil (per Bbl)	$91.30	$86.35	6%
Gas (per Mcf)	3.90	3.60	8%
NGL (per Bbl)	37.80	42.98	(12)%
Equivalent (per BOE)	$46.51	$43.76	6%

Production:
Oil (MMBbls)	3.13	2.51	25%
Gas (Bcf)	32.24	28.66	13%
NGL (MMBbls)	1.84	1.16	58%
MMBOE	10.35	8.45	22%

Average daily production:
Oil (MBbls per day)	34.8	27.6	26%
Gas (MMcf per day)	358.2	314.9	14%
NGL (MBbls per day)	20.5	12.8	60%
MBOE	115.0	92.8	24%

Per BOE Data:
Realized price before the effects of derivative cash settlements	$45.38	$42.92	6%
Lease operating expense	5.28	4.66	13%
Transportation costs	4.58	3.38	36%
Production taxes	2.28	2.26	1%
General and administrative	3.12	3.33	(6)%
Operating profit, before the effects of derivative cash settlements	$30.12	$29.29	3%
Derivative cash settlements	1.13	0.84	35%
Operating profit, including the effects of derivative cash settlements	$31.25	$30.13	4%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$19.20	$20.07	(4)%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2013

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2013	2012
Operating revenues:
Oil, gas, and NGL production revenue	$469,575	$362,595
Other operating revenues	14,605	14,828
Total operating revenues	484,180	377,423

Operating expenses:
Oil, gas, and NGL production expense	125,633	87,132
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	198,709	169,570
Exploration	15,398	18,607
Impairment of properties	21,521	142
General and administrative	32,280	28,142
Change in Net Profits Plan liability	(1,925)	3,939
Unrealized and realized derivative loss	30,572	2,216
Other operating expenses	15,794	11,450
Total operating expenses	437,982	321,198

Income from operations	46,198	56,225

Nonoperating income (expense):
Interest income	12	70
Interest expense	(19,101)	(14,278)

Income before income taxes	27,109	42,017
Income tax expense	(10,382)	(15,681)

Net income	$16,727	$26,336

Basic weighted-average common shares outstanding	66,211	64,104

Diluted weighted-average common shares outstanding	67,521	67,845

Basic net income per common share	$0.25	$0.41

Diluted net income per common share	$0.25	$0.39

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2013

Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)	March 31,	December 31,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$87	$5,926
Accounts receivable	255,888	254,805
Refundable income taxes	3,113	3,364
Prepaid expenses and other	28,523	30,017
Derivative asset	23,364	37,873
Deferred income taxes	9,215	8,579
Total current assets	320,190	340,564

Property and equipment (successful efforts method), at cost:
Land	1,857	1,845
Proved oil and gas properties	5,670,183	5,401,684
Less - accumulated depletion, depreciation, and amortization	(2,564,865)	(2,376,170)
Unproved oil and gas properties	173,215	175,287
Wells in progress	296,854	273,928
Materials inventory, at lower of cost or market	14,110	13,444
Oil and gas properties held for sale net of accumulated depletion, depreciation and amortization of $21,305 in 2013 and $20,676 in 2012	33,340	33,620
Other property and equipment, net of accumulated depreciation of $23,968 in 2013 and $22,442 in 2012	156,416	153,559
Total property and equipment, net	3,781,110	3,677,197

Noncurrent assets:
Derivative asset	8,571	16,466
Restricted cash	106,800	86,773
Other noncurrent assets	75,653	78,529
Total other noncurrent assets	191,024	181,768
Total Assets	$4,292,324	$4,199,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$480,318	$525,627
Derivative liability	22,836	8,999
Other current liabilities	7,000	6,920
Total current liabilities	510,154	541,546

Noncurrent liabilities:
Revolving credit facility	430,000	340,000
6.625% Senior Notes Due 2019	350,000	350,000
6.50% Senior Notes Due 2021	350,000	350,000
6.50% Senior Notes Due 2023	400,000	400,000
Asset retirement obligation	115,163	112,912
Asset retirement obligation associated with oil and gas properties held for sale	4,396	1,393
Net Profits Plan liability	76,902	78,827
Deferred income taxes	548,339	537,383
Derivative liability	12,669	6,645
Other noncurrent liabilities	57,876	66,357
Total noncurrent liabilities	2,345,345	2,243,517

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 66,300,003 shares in 2013 and 66,245,816 shares in 2012; outstanding, net of treasury shares: 66,249,422 shares in 2013 and 66,195,235 shares in 2012	663	662
Additional paid-in capital	242,526	233,642
Treasury stock, at cost: 50,581 shares in 2013 and 2012	(1,221)	(1,221)
Retained earnings	1,203,813	1,190,397
Accumulated other comprehensive loss	(8,956)	(9,014)
Total stockholders’ equity	1,436,825	1,414,466

Total Liabilities and Stockholders’ Equity	$4,292,324	$4,199,529

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2013

Condensed Consolidated Statements of Cash Flows
(in thousands)
	For the Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$16,727	$26,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	198,709	169,570
Exploratory dry hole expense	159	606
Impairment of properties	21,521	142
Stock-based compensation expense	8,113	4,350
Change in Net Profits Plan liability	(1,925)	3,939
Unrealized derivative loss	42,364	7,652
Amortization of debt discount and deferred financing costs	1,077	3,665
Deferred income taxes	10,280	15,288
Other	1,032	(2,580)
Changes in current assets and liabilities:
Accounts receivable	(22,164)	(13,967)
Refundable income taxes	251	3,006
Prepaid expenses and other	354	(3,003)
Accounts payable and accrued expenses	5,794	(26,951)
Net cash provided by operating activities	282,292	188,053

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	4,307	1,679
Capital expenditures	(381,185)	(335,015)
Other	(2,025)	1,550
Net cash used in investing activities	(378,903)	(331,786)

Cash flows from financing activities:
Proceeds from credit facility	223,500	26,000
Repayment of credit facility	(133,500)	(2,000)
Proceeds from sale of common stock	772	1,038
Other	—	(213)
Net cash provided by financing activities	90,772	24,825

Net change in cash and cash equivalents	(5,839)	(118,908)
Cash and cash equivalents at beginning of period	5,926	119,194
Cash and cash equivalents at end of period	$87	$286

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2013

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (GAAP)
to adjusted net income (Non-GAAP):
	For the Three Months Ended March 31,
	2013	2012

Reported net income (GAAP)	$16,727	$26,336

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(1,188)	2,470
Unrealized derivative loss	26,139	4,798
(Gain) loss on divestiture activity(2)	354	(917)
Impairment of properties	13,279	89

Adjusted net income (Non-GAAP) (3)	$55,311	$32,776

Diluted weighted-average common shares outstanding:	67,521	67,845

Adjusted net income per diluted common share:	$0.82	$0.48

(1) For the three-month period ended March 31, 2013, adjustments are shown net of tax using the Company's effective rate as calculated by dividing income tax expense by income before income taxes on the consolidated statement of operations. For the three-month period ended March 31, 2012, adjustments are shown net of tax and are calculated using a tax rate of 37.3%, which approximates the Company's statutory tax rate for that period, as adjusted for ordinary permanent differences.

(2) (Gain) loss on divestiture activity is included within the other operating revenues line item of the accompanying statements of operations.
(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and generally are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative loss, property impairments, and (gain) loss on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

EBITDAX
(in thousands)

Reconciliation of net income (GAAP) to EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)
	For the Three Months Ended March 31,
	2013		2012

Net income (GAAP)	$16,727		$26,336
Interest expense	19,101		14,278
Interest income	(12)		(70)
Income tax expense	10,382		15,681
Depreciation, depletion, amortization, and asset retirement obligation liability accretion	198,709		169,570
Exploration	13,224	(1)	18,607
Impairment of properties	21,521		142
Stock-based compensation expense	8,113		4,350
Unrealized derivative loss	42,364		7,652
Change in Net Profits Plan liability	(1,925)		3,939
(Gain) loss on divestiture activity	574	(2)	(1,462)
EBITDAX (Non-GAAP)	$328,778		$259,023
Interest expense	$(19,101)		$(14,278)
Interest income	12		70
Income tax expense	(10,382)		(15,681)
Exploration	(13,224)		(18,607)
Exploratory dry hole expense	159		606
Amortization of debt discount and deferred financing costs	1,077		3,665
Deferred income taxes	10,280		15,288
Other	458	(3)	(1,118)
Changes in current assets and liabilities	(15,765)		(40,915)
Net cash provided by operating activities (GAAP)	$282,292		$188,053

(1) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations because of the component of stock-based compensation expense recorded to exploration.

(2) (Gain) loss on divestiture activity is included within the other operating revenues line item of the accompanying statements of operations.

(3) Does not include the impact of any (gain) loss on divestiture activity, which is included in other on the accompanying statements of cash flows.